Exhibit 99.1

FOR IMMEDIATE RELEASE February 4, 2008	Contact: Richard E. Leone Manager — Investor Relations rleone@rtiintl.com 330-544-7622
RTI INTERNATIONAL METALS AND THE UNITED STEELWORKERS ANNOUNCE LABOR AGREEMENT EXTENSION AT
NILES OHIO FACILITY
     Niles, Ohio — RTI International Metals, Inc., (NYSE: RTI) and the United Steelworkers today announced that the Company’s RMI Titanium Company subsidiary and the United Steelworkers Local 2155 have reached agreement on a new labor contract at its Niles, Ohio facility, extending its contract through June 30, 2013. The previous agreement was set to expire on January 31, 2010.
     With this agreement, RTI will invest over $30 million dollars in its Niles facility to increase melting and downstream processing capacity, and upgrade current manufacturing equipment at this facility. In addition, the agreement provides for improvements in wages and pensions, as well as flexibility on the staffing of new equipment. The agreement covers 365 employees.
     Commenting on the pact, RTI Vice Chairman and CEO Dawne S. Hickton stated, “We are very pleased to have reached agreement with the Union on a contract that extends over a five-year period into 2013. Our customers and employees can be assured that we will provide the products and services called for in our long-term supply agreements totaling approximately $4.9 billion. This agreement also represents a cooperative spirit between management and labor that paves the way for solid new business development and growth well into 2010 and beyond.”
     Todd Weddell, President of USW Local 2155 commented, “Our members now have the advantage of a long-term agreement that brings Company investment to the Niles Plant, and includes pay raises and improvements in pension benefits. This agreement represents a new chapter in the Union/Company relationship. It is a clear and concise message: the Steelworkers are ready, willing and able to meet RTI’s labor needs in the future and to keep the Niles facility a viable part of the corporation.”

     The capital improvements announced today in the Niles location are part of RTI’s $100 million expansion project announced on May 31, 2007, for the long-term supply of titanium products that will support the production of the F-35 Joint Strike Fighter (JSF), as well as support for the Airbus Supplemental Agreement announced on September 17, 2007.
     RTI International Metals®, headquartered in Niles, Ohio, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, ultimate titanium content per copy and actual aircraft build rates for the 787 program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
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